Exhibit 1

Execution Version

AMENDMENT AGREEMENT

This Amendment Agreement (this “Amendment”), dated as of October 31, 2011, is by and among Navarre Corporation, a Minnesota corporation (the “Company”), Steven R. Becker, an individual resident of Texas (“Becker”) and Matthew A. Drapkin, an individual resident of New York (“Drapkin”), and the other entities that are signatories hereto (collectively with Becker and Drapkin, the “Shareholder Group”).

WHEREAS, the Company and the Shareholder Group entered into an agreement dated February 11, 2011 with respect to certain corporate governance matters of the Company and certain standstill provisions of the Shareholder Group (the “Original Agreement”); and

WHEREAS, the Company and the Shareholder Group desire to amend the terms and conditions of the Original Agreement pursuant to the terms of this Amendment effective as of the date hereof;

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Defined Terms.  All capitalized terms that are used but not defined in this Amendment shall have the respective meanings assigned to such terms in the Original Agreement.

2. Amendment to Section 3(e)(i) of the Original Agreement. Section 3(e)(i) of the Original Agreement is hereby amended by deleting the words “two-year anniversary” and replacing such words with “three-year anniversary”.

3. Amendment to Section 4(d) of the Original Agreement. Section 4(d) of the Original Agreement is hereby amended by deleting Section 4(d) in its entirety and replacing Section 4(d) with the following:

“(d)           So long as the Company has complied and is complying with the Principal Obligations, each member of the Shareholder Group shall cause all shares of Common Stock owned of record and shall instruct the record owner, in case of all shares of Common Stock beneficially owned but not of record, by it and their respective Affiliates, as of the record date for the  2011 Annual Meeting, for the 2012 Annual Meeting and for the Company’s 2013 Annual Meeting of Shareholders (the “2013 Annual Meeting”), to be present for quorum purposes and to be voted, and shall cause all shares of Common Stock held by their respective Associates to be present for quorum purposes and to be voted in favor of all directors nominated by the Board for election at the 2011 Annual Meeting, the 2012 Annual Meeting and the 2013 Annual Meeting, respectively; provided such directors nominated by the Board are either current members of the Board or otherwise reasonably acceptable to the Shareholder Group.”

4. Amendment to Section 4(e)(i) of the Original Agreement. Section 4(e)(i) of the Original Agreement is hereby amended by deleting Section 4(e)(i) in its entirety and replacing Section 4(e)(i) with the following:

“(i) that the size of the Board shall only be increased above nine (9) members at any time prior to the conclusion of the 2013 Annual Meeting in connection with the appointment of the Designee Directors;”.

5. Amendment to Section 5(a) of the Original Agreement. Section 5(a) of the Original Agreement is hereby amended by deleting Section 5(a) in its entirety and replacing Section 5(a) with the following:

“(a)           acquire, offer to acquire or agree to acquire, alone or in concert with any other individual or entity, by purchase, tender offer, exchange offer, agreement or business combination or any other manner, beneficial ownership of any securities of the Company or any securities of any Affiliate of the Company, if, after completion of such acquisition or proposed acquisition, such party would beneficially own more than 19.99% of the outstanding shares of Common Stock;”.

6. Amendment to Section 5(d) of the Original Agreement. Section 5(d) of the Original Agreement is hereby amended by deleting Section 5(d) in its entirety and replacing Section 5(d) with the following:

“(d)           solicit proxies or written consents of shareholders, or otherwise conduct any nonbinding referendum with respect to Common Stock, or make, or in any way participate in, any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act to vote, or advise, encourage or influence any person with respect to voting, any shares of Common Stock with respect to any matter, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act and the rules promulgated by the SEC thereunder), other than a “solicitation” or acting as a “participant” in support of all of the nominees of the Board at the 2011 Annual Meeting, 2012 Annual Meeting or 2013 Annual Meeting as set forth in this Agreement;”.

7. Ratification as Amended.  Except as amended by this Amendment, the terms and conditions of the Original Agreement are confirmed, approved, and ratified, and the Original Agreement, as amended by this Amendment, shall continue in full force and effect.  As of the date hereof, any reference to the Agreement in the Original Agreement shall mean the Original Agreement as amended by this Amendment.

8. Jurisdiction.  Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Amendment or the transactions contemplated hereby will be brought solely and exclusively in any state or federal court in the State of Minnesota (and the parties agree on behalf of themselves and their respective Affiliates not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in the Original Agreement will be effective service of process for any such action, suit or proceeding brought against any party in any such court.  Each party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Amendment or the transactions contemplated hereby, in the state or federal courts in the State of Minnesota, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

9. Applicable Law.  This Amendment shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Minnesota applicable to contracts executed and to be performed wholly within such state, without giving effect to the choice of law principles of such state.

10. Counterparts; Facsimile or Electronic Signatures.  This Amendment may be executed in two or more counterparts which together shall constitute a single agreement.  Facsimile or electronic (i.e., PDF) signatures shall be as effective as original signatures.

[Signature page follows.]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized signatories of the parties as of the date first written above.

COMPANY:

NAVARRE CORPORATION

By:	/s/ Richard S. Willis
Name: Richard S. Willis
Title: CEO

SHAREHOLDER GROUP:

BECKER DRAPKIN MANAGEMENT, L.P.

By:	BC Advisors, LLC, its general partner

	By:	/s/ Steven R. Becker
Name: Steven R. Becker
Title: Managing Partner

BECKER DRAPKIN PARTNERS (Q.P.), L.P.

By:	Becker Drapkin Management, L.P.

	By:	BC Advisors, LLC, its general partner

		By:	/s/ Steven R. Becker
Name: Steven R. Becker
Title: Managing Partner

BECKER DRAPKIN PARTNERS, L.P.

By:	Becker Drapkin Management, L.P.

	By:	BC Advisors, LLC, its general partner

		By:	/s/ Steven R. Becker
Name: Steven R. Becker
Title: Managing Partner

BD PARTNERS II, L.P.

By:	Becker Drapkin Management, L.P.

	By:	BC Advisors, LLC, its general partner

		By:	/s/ Steven R. Becker
Name: Steven R. Becker
Title: Managing Partner

BC ADVISORS, LLC

By:	/s/ Steven R. Becker
Name: Steven R. Becker
Title: Managing Partner

/s/ Steven R. Becker
Steven R. Becker

/s/ Matthew A. Drapkin
Matthew A. Drapkin